Exhibit 99

Media Contact:

Bob Sherbin

(858) 848-3886

robert.sherbin@gateway.com

Investor Contact:

Marlys Johnson

(605) 232-2709

marlys.johnson@gateway.com

GATEWAY PROVIDES FOURTH QUARTER UPDATE

POWAY, Calif. – Jan. 5, 2004 – Gateway, Inc. said today that later this month it expects to report an operating loss at the low end of its previous EPS guidance range and revenue of approximately $880 million, compared with its previous guidance of $925 million to $975 million. EPS guidance does not include the impact of previously announced restructuring and transformation costs, which are currently estimated to be approximately $42 million to $45 million, compared with the company’s original projection of $50 million to $60 million. These estimates are subject to finalization of results and year-end audit.

The company said that sales of its new higher margin consumer electronics (CE) products, notably digital televisions and digital cameras, were strong over the holiday shopping season. For example, the company’s digital camera unit sales increased more than 200% in the fourth quarter over the third quarter, largely resulting from the sales ramp of Gateway-branded digital cameras throughout the quarter. In addition, Gateway said its digital television revenue increased approximately 20% in the fourth quarter over the third quarter and that the company set a record for shipping digital TV units in the month of December, more than doubling the volume of any previous month since entering the market with its 42-inch plasma television in November 2002.

As a result, Gateway said that it expects its CE revenue as a percentage of total revenue to increase significantly on a sequential basis in the fourth quarter and that the company’s total gross margin percentage, including PC margins, will improve on a sequential basis. The company also said its selling, general and administrative (SG&A) cost savings in the quarter exceeded targets.

The company’s positive performance, however, was partially offset by other factors, primarily: constrained supply for the company’s 610 Media Center PC, its FMC-901 Family Room Media Center PC and HDTV models; and increased competitive PC pricing promotions that impacted Gateway’s ability to drive demand in certain PC segments, particularly the notebook and low-priced desktop categories.

The company said its sales to professional segments, including small- and medium-sized businesses, government agencies, educational institutions and enterprise accounts, were in line with internal expectations for the fourth quarter.

On the operations front, the fourth quarter of 2003 was the first period during which Gateway’s new product fulfillment model became fully operational. This new go-to-market model contributed to the company’s achievement of approximately $265 million in annual cost of goods sold (COGS) savings in 2003, exceeding its original goal of $200 million.

Gateway reaffirmed that it exited the year with more than $1 billion in cash and marketable securities.

“We’re pleased with the progress we’re making in driving improvements in our business each quarter,” said Ted Waitt, Gateway Chairman and CEO. “Our branded integrator strategy is working and in 2004, we intend to continue leveraging that strategy to drive further improvement in our results.”

Gateway will provide more detail on its performance in the quarter when the company releases its fourth quarter and full year results on January 29.

About Gateway

Since its founding in 1985, Gateway (NYSE: GTW) has been a technology and direct-marketing pioneer, using its call centers, web site and retail network to build direct customer relationships. As it transforms itself from a leading PC company into a branded integrator of personalized technology solutions, the company’s range line of Gateway-branded products is expanding to include thin TVs, digital cameras, digital TVs, DLP projectors, tablet PCs, and enterprise products, all of which are designed to work seamlessly together with the company’s award-winning line of PCs. Gateway is America’s second most admired computer company, according to Fortune magazine(1), and its products and services received more than 125 awards and honors in 2002. Visit www.gateway.com for more information.

(1)	Source: Fortune magazine, March 3, 2003 issue

Special Note

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause Gateway’s results to differ materially from those expressed or implied by such forward-looking statements. All forward-looking information related to results is subject to finalization of results, including appropriate adjustments to returns and inventory, and completion of its year-end audit. All statements, other than statements of historical fact, are statements that could be forward-looking statements, including any projections or preliminary estimates of earnings, revenues, or other financial items; any statements of plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks that contribute to the uncertain nature of these statements include, among others, competitive factors and pricing pressures, including the impact of aggressive pricing cuts by larger competitors; general conditions in the personal computing industry, including changes in overall demand and average selling prices, shifts from desktops to mobile computing products and information appliances and the impact of new microprocessors and operating software; the ability to transform the company to a technology solutions provider and restructure its operations and cost structure; component supply shortages; short product cycles; the ability to access new technology; infrastructure requirements; risks of international business; foreign currency fluctuations; ability to grow in e-commerce; risks of minority equity investments; risks relating to new or acquired businesses, joint ventures and strategic alliances; risks related to financing customer orders; changes in accounting rules; the impact of litigation and government regulation generally; inventory risks due to shifts in market demand; changes in product, customer or geographic sales mix; the impact of employee reductions and management changes and additions; and general economic conditions, and other risks described from time to time in Gateway’s Securities and Exchange Commission periodic reports and filings. Gateway assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.